Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of CuriosityStream Inc. on Post-Effective Amendment No. 1 on Form S-8 to Form S-1 (File No. 333-249556) of our report dated March 20, 2020, with respect to our audit of the financial statements of Software Acquisition Group Inc. as of December 31, 2019 and for the period from May 9, 2019 (inception) through December 31, 2019, appearing in the Annual Report on Form 10-K of Software Acquisition Group Inc. for the year ended December 31, 2019. We were dismissed as auditors on November 13, 2020 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 14, 2020